EXHIBIT 99.1

NewMarket Corporation Reports First Quarter 2017 Results

•	First Quarter Net Income of $63.9 Million, Up 3.2%

•	Petroleum Additives First Quarter Sales of $540.0 Million, Up 6.7%

•	9% Increase in Dividend Declared During the First Quarter

Richmond, VA, April 26, 2017 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2017.
Net income for the first quarter of 2017 was $63.9 million, or $5.39 per share, compared to net income of $61.9 million, or $5.22 per share, for the first quarter of 2016.
Sales for the petroleum additives segment for the first quarter of 2017 were $540.0 million, up 6.7% versus the same period last year, mainly due to higher shipments, partially offset by changes in selling prices. Petroleum additives operating profit for the first quarter of 2017 was $99.1 million, slightly lower than first quarter operating profit last year of $100.4 million. The decrease was due to unfavorable selling prices and raw material cost variances, partially offset by increased shipments.
Petroleum additives shipments for the first quarter of 2017 were up 13.9% from the same period last year. This increase was primarily due to increases in lubricant additives shipments in Europe and Asia Pacific and fuel additives shipments in Europe and North America.
Our business continues to generate strong cash flows. We paid dividends of $20.7 million, which included a 9 percent increase in our quarterly dividend rate approved by our Board in the first quarter. We also funded capital expenditures of $46.3 million. In January 2017, we issued $250 million of fixed rate long-term debt in a private placement transaction. The proceeds were used to repay amounts outstanding under our revolving credit facility, with the remainder available for financing working capital needs and general corporate purposes.
We are continuing to use our capital to achieve our long-term growth plans. We announced our intent to acquire Aditivos Mexicanos, S.A. de C.V. (“AMSA”) which is a petroleum additives manufacturing, sales and distribution company based in Mexico City, Mexico. We expect to close the transaction in the first half of 2017, pending a regulatory review in Mexico. In addition, construction continues on phase two of our manufacturing facility in Singapore which is expected to be completed in the second half of 2017, and we are continuing to invest in research and development in order to meet our customers’ ever-changing business needs.
We are pleased with our performance and earnings results in the first quarter of this year. We continue to make decisions to promote the greatest long-term value for our shareholders and customers, and we remain focused on our long-term objectives. We believe the fundamentals of the industry as a whole remain unchanged, with the petroleum additives market growing at 1% to 2% annually for the foreseeable future. We continue to believe that we will exceed that growth rate over the long term.

Sincerely,
Thomas E. Gottwald

The Company has included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation and amortization. The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the

Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, April 27, 2017 to review first quarter 2017 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until May 4, 2017 at 11:59 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 10308. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; the gain or loss of significant customers; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; an information technology system failure; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; our inability to consummate a proposed acquisition transaction; our inability to realize expected benefits from investment in our infrastructure or future acquisitions or our inability to successfully integrate future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2016 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Petroleum additives	$540,033	$506,143
All other (a)	2,785	3,784
Total	$542,818	$509,927
Segment operating profit:
Petroleum additives	$99,070	$100,389
All other (a)	1,080	236
Segment operating profit	100,150	100,625
Corporate unallocated expense	(6,669)	(5,270)
Interest and financing expenses	(5,572)	(4,188)
Other income (expense), net	324	(2,221)
Income before income tax expense	$88,233	$88,946
Net income	$63,937	$61,931
Earnings per share - basic and diluted	$5.39	$5.22

Notes to Segment Results and Other Financial Information
(a) "All other" includes the results of our tetraethyl lead (TEL) business, as well as certain contracted manufacturing and services associated with Ethyl Corporation.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2017	2016
Net sales	$542,818	$509,927
Cost of goods sold	372,573	334,377
Gross profit	170,245	175,550
Selling, general, and administrative expenses	39,929	40,940
Research, development, and testing expenses	36,705	39,216
Operating profit	93,611	95,394
Interest and financing expenses, net	5,572	4,188
Other income (expense), net	194	(2,260)
Income before income tax expense	88,233	88,946
Income tax expense	24,296	27,015
Net income	$63,937	$61,931
Earnings per share - basic and diluted	$5.39	$5.22
Cash dividends declared per share	$1.75	$1.60

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$251,244	$192,154
Trade and other accounts receivable, less allowance for doubtful accounts ($625 - 2017; $710 - 2016)	331,577	306,916
Inventories	330,494	311,512
Prepaid expenses and other current assets	28,625	26,301
Total current assets	941,940	836,883
Property, plant, and equipment, at cost	1,313,737	1,264,957
Less accumulated depreciation and amortization	774,510	761,212
Net property, plant, and equipment	539,227	503,745
Prepaid pension cost	31,021	25,800
Deferred income taxes	24,961	29,063
Intangibles (net of amortization) and goodwill	10,314	10,436
Deferred charges and other assets	10,322	10,509
Total assets	$1,557,785	$1,416,436
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$153,515	$141,869
Accrued expenses	93,711	104,082
Dividends payable	19,117	17,478
Income taxes payable	16,348	17,573
Other current liabilities	9,912	13,588
Total current liabilities	292,603	294,590
Long-term debt	601,413	507,275
Other noncurrent liabilities	132,754	131,320
Total liabilities	1,026,770	933,185
Shareholders' equity:
Common stock and paid-in capital (without par value); issued and outstanding shares - 11,852,617 at March 31, 2017 and 11,845,972 at December 31, 2016	2,220	1,603
Accumulated other comprehensive loss	(178,559)	(182,510)
Retained earnings	707,354	664,158
Total shareholders' equity	531,015	483,251
Total liabilities and shareholders' equity	$1,557,785	$1,416,436

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Three Months Ended March 31,
	2017	2016
Net income	$63,937	$61,931
Depreciation and amortization	12,306	10,680
Cash pension and postretirement contributions	(6,326)	(6,383)
Noncash pension and postretirement expense	2,007	3,039
Working capital changes	(39,836)	(4,737)
Capital expenditures	(46,346)	(28,446)
Net (repayments) borrowings under revolving credit facility	(156,000)	45,000
Issuance of 3.78% senior notes	250,000	—
Repurchases of common stock	—	(35,815)
Dividends paid	(20,741)	(18,959)
All other	89	2,522
Increase in cash and cash equivalents	$59,090	$28,832

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Three Months Ended March 31,
	2017	2016
Net Income	$63,937	$61,931
Add:
Interest and financing expenses, net	5,572	4,188
Income tax expense	24,296	27,015
Depreciation and amortization	12,034	10,410
EBITDA	$105,839	$103,544